Exhibit 10.4

FIRST AMENDMENT AND WAIVER TO AMENDED & RESTATED INTERCOMPANY REVOLVING CREDIT AGREEMENT

This First Amendment and Waiver (this “Amendment”) to the Amended & Restated Intercompany Revolving Credit Agreement, dated as of February 1, 2022 (the “Agreement”), by and between OpenDeal Inc. (“Parent”) and Fig Publishing Inc. (“Fig”), is entered into as of December 5, 2025. Each of Parent and Fig may be referred to individually as a “Party” and together, the “Parties”.

RECITALS

WHEREAS, the Parties entered into the Agreement to govern certain intercompany revolving loan arrangements;

WHEREAS, pursuant to that certain Extension Letter dated January 22, 2025, the Parties extended the Maturity Date under the Agreement to February 1, 2028;

WHEREAS, as of February 2025, the outstanding principal amount under the Agreement exceeded the Borrowing Limit then in effect, resulting in a technical default under the Agreement (the “Specified Default”);

WHEREAS, the Parties desire to (i) waive the Specified Default, and (ii) increase the Borrowing Limit to permit additional borrowings up to $2,000,000, subject to the terms of this Amendment.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein and for other good and valuable consideration, the Parties agree as follows:

1. Waiver of Specified Default

Parent, as Lender, hereby waives the Specified Default in its entirety, effective retroactively as of the date such default occurred. Such waiver applies solely to the Specified Default described above and does not constitute a waiver of any other past, present, or future default under the Agreement.

2. Amendment to Borrowing Limit

Section A of the Agreement is hereby amended such that the Borrowing Limit is increased from $1,500,000 to $2,000,000. All references in the Agreement to the Borrowing Limit shall be deemed to refer to $2,000,000.

3. No Other Changes

Except as expressly amended and waived herein, all other terms, conditions, and provisions of the Agreement and the Extension Letter remain unchanged and in full force and effect.

4. Miscellaneous

This Amendment may be executed in counterparts (including by electronic signature), each of which shall be deemed an original and all of which together shall constitute one agreement. Capitalized terms not otherwise defined herein shall have the meanings assigned in the Agreement.

IN WITNESS WHEREOF, the Parties have executed this Amendment as of the date first written above.

OPENDEAL INC.

By:	/s/ Kendrick Nguyen
Name:	Kendrick Nguyen
Title:	Co-CEO

FIG PUBLISHING INC.

By:	/s/ Lee Charles (Chuck) Pettid
Name:	Lee Charles (Chuck) Pettid
Title:	President